Exhibit 99.1

CITI TRENDS ANNOUNCES FIRST QUARTER 2008 RESULTS

First quarter net income of $5.2 million compared with $5.7 million last year

First quarter sales increased 13.5%; comparable store sales increased 0.3%

SAVANNAH, GA (May 21, 2008) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the first quarter ended May 3, 2008.

Financial Highlights — First quarter ended May 3, 2008

Total sales in the first quarter ended May 3, 2008 increased 13.5% to $121.0 million compared with $106.6 million in the first quarter ended May 5, 2007.  Comparable store sales increased 0.3% in the first quarter.  Net income was $5.2 million compared with $5.7 million in last year’s first quarter.  Earnings per diluted share was $0.36 in the first quarter of 2008 compared with $0.40 in 2007.

The Company opened 12 stores and relocated or expanded 4 others in the first quarter of 2008, reaching a total store count of 331 at the end of the quarter.

Fiscal 2008 Outlook

The Company is maintaining its estimate of 2008 earnings in a range of $1.10 to $1.15 per diluted share.  This guidance is based upon an anticipated 2008 comparable store sales increase of 2% to 3%.  For the year, the Company expects to increase selling square footage by at least 15%.  The effective tax rate for 2008 is estimated to be 32%.

The Company reminds investors of the complexity of accurately assessing future results given the difficulty in predicting fashion trends, consumer preferences and general economic conditions and the impact of other business variables.  See “Forward-Looking Statements” below for more information regarding these uncertainties.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 5:00 p.m. ET.  The number to call for the live interactive teleconference is (303) 262-2143.  A replay of the conference call will be available until May 28, 2008, by dialing (303) 590-3000 and entering the passcode, 11113298#.  The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/medialist.cfm, beginning today at 5:00 p.m. ET.  The online replay will follow shortly after the call and continue through May 28, 2008.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

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102 Fahm St. Savannah, Ga 31401 • (912) 236-1561 • Fax (912) 443-3674

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company currently operates 331 stores located in 20 states in the Southeast, Mid-Atlantic and Midwest regions and the state of Texas.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chairman and Chief Executive Officer
	(912) 443-2075	(912) 443-3705

CITI TRENDS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 3, 2008	May 5, 2007
	(unaudited)	(unaudited)
Net sales	$120,996	$106,576
Cost of sales	74,233	64,878
Gross profit	46,763	41,698
Selling, general and administrative expenses	36,241	30,575
Depreciation and amortization	3,703	2,821
Income from operations	6,819	8,302
Interest income	868	645
Interest expense	(87)	(144)
Income before income tax expense	7,600	8,803
Income tax expense	2,432	3,081
Net income	$5,168	$5,722

Net income per share, basic	$0.37	$0.41
Net income per share, diluted	$0.36	$0.40

Weighted average shares used to compute net income per share, basic	14,048	13,807
Weighted average shares used to compute net income per share, diluted	14,217	14,219

CITI TRENDS, INC.

CONDENSED BALANCE SHEETS

(unaudited)

(in thousands)

	May 3, 2008	May 5, 2007
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$4,697	$3,724
Investment securities - current	—	61,599
Inventory	83,258	85,397
Other current assets	10,434	7,086
Property and equipment, net	55,555	36,040
Investment securities - noncurrent	53,720	—
Other noncurrent assets	5,898	3,780
Total assets	$213,562	$197,626

Liabilities and Stockholders’ Equity:
Accounts payable	$42,221	$46,219
Accrued liabilities	14,249	11,833
Other current liabilities	6,279	5,830
Noncurrent liabilities	8,156	8,821
Total liabilities	70,905	72,703

Total stockholders’ equity	142,657	124,923
Total liabilities and stockholders’ equity	$213,562	$197,626